Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. SIGNS NEW BUILD CONTRACTS
FOR TWO U.S. FLAGGED COASTAL VESSELS

NEW YORK, December 8, 2015 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad”, the “Company”), the global leader of expedition cruises and adventure travel experiences, today announced that it has signed definitive agreements with Nichols Brothers Boat Builders (“Nichols Brothers”) for the new build of two U.S. flagged coastal vessels. They will be U.S. built at their shipyard on Whidbey Island in Washington State. The first completed ship is scheduled to be delivered in the second quarter of 2017 and the second vessel is scheduled to be delivered in the second quarter of 2018. The new 100-guest ships were developed with decades of experience of captains, expedition leaders, engineers and designers.

“These new ships mark an exciting step in the long-term growth of the company, and enables us to capitalize on the substantial demand for our expeditions. With our significant resources we can continue to deliver on our promise of expedition travel at its best, and can now expand our unique offerings in the Americas where we have very strong demand,” said Sven Lindblad, President and CEO of Lindblad.

“We are pleased to be working with Nichols Brothers in Washington State on this project given their long history in ship building, including having built our current U.S. flagged ships, the National Geographic Sea Lion and National Geographic Sea Bird.”

“This is an important milestone in the company’s history as we enter the 50th Anniversary of the birth of expedition travel begun by my father, Lars-Eric Lindblad, with the first laymen expedition to Antarctica in 1966,” added Lindblad.

Some key features of the new vessels:

•	50 cabins: 22 with balconies, and eight that can be configured into four adjoining cabins for families.
•	As the primary focus is the world outside, all public spaces are designed for maximum viewing with easy, quick access to decks for inevitable announcements from the bridge of a phenomenal sighting.
•	An outdoor walkway around the entire sun deck, which will feature an al fresco bar and grill, in addition to the restaurant and a lounge with bar and facilities for presentations.
•	A fleet of sea kayaks, paddle boards, and specially designed landing craft - all of which are geared to get guests out and into the wild, remote places being explored.
•	A fully equipped fitness room and a Wellness spa.
•	State-of-the-art expedition technology, including a remotely operated vehicle (ROV), video microscope, and a hydrophone and bow-cam designed for immediate bow deployment to hear and film, for instance, humpback whale vocalizations and see bow-riding dolphins.
•	Full warm and cold water diving gear and underwater cameras for the Undersea Specialist to bring back rare imagery of the undersea world.
•	State-of-the-art A/V system for the highest quality presentations, including National Geographic photography instruction.

Lindblad had previously signed a non-binding letter of intent with Nichols Brothers for these new builds and paid a $4 million non-refundable slot fee during the third quarter of this year to reserve the shipyard’s capacity, which will be charged against the second vessel’s cost. The definitive agreements provide for Nichols Brothers to construct the two new build vessels at a purchase price of $48.0 million and $46.8 million, respectively, payable monthly based on the value of the work performed (offset by the $4.0 million slot fee previously paid). Jensen Maritime is serving as the naval architect on the project with interior design work provided by Tillberg Design International. Building of the vessels will commence this year.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Nichols Brothers Boat Builders

Nichols Brothers Boat Builders is a complete new-build shipyard and full-service repair facility with over 50 years of experience, located in Freeland, Washington. Nichols Brothers specializes in steel and aluminum vessel construction, repair and major conversions. The Nichols Brothers shipyard is capable of complete vessel construction from production engineering to turn-key delivery, with full service production departments to include: Ship Fitting, Production Welding, Pipe Systems, Electrical, Joinery, Machine, Paint and HVAC, Operators, and production support. Nichols Brothers vessel construction portfolio demonstrates the shipyard’s dedication to quality craftsmanship, vessel performance, and passion for boatbuilding.